Note: This filing consists of the following three messages which were posted on an Internet bulletin board. I posted the first message in order to provide interested persons with my views about management's lengthy adjournment of the annual meeting for MXE. The second posting is the text of a complaint letter about my first posting from Leonard B. Mackey, Jr. of Clifford Chance Rogers & Wells to the SEC. Another shareholder of MXE posted the third message. Although I do not believe that my postings are solicitations, I am filing them so that the shareholders of MXE will not be burdened with further legal expenses relating to this matter.

                                     *******

                                MXE Status Report
                (Posted by Phil on December 20, 1999 at 17:10:00)

                                   Memorandum

To:      Alan Rappaport, Chairman
         The Mexico Equity and Income Fund, Inc.
From:    Phillip Goldstein
Date:    December 20, 1999

         I believe a six-week adjournment of the 1999 annual meeting until February 4, 2000 is inappropriate. For one, Section 16 of the Investment Company Act states that the term of office of at least one class of directors shall expire each year. Since Dr. Rubio's term must expire in 1999, his status as of January 1, 2000 is questionable. Furthermore, delaying the vote for an such an long period of time does a disservice to most if not all shareholders who would like to wrap this meeting up as soon as possible.

         Nevertheless, there is a silver lining to delaying the meeting for six weeks. By that time, shareholders will have had a better idea of whether or not they want to support continuation of the Fund's repurchase plan. Thus, such a late vote will give the board a more meaningful indication of the desires of the shareholders than a vote taken now.

         This year, the shareholders have a rare opportunity to choose between alternatives and thereby determine the destiny of their Fund. If they indicate that they want the Fund to continue its current purchase/tender offer program, then I will have no choice but to accept that. If, on the other hand, the shareholders vote for a nominee who is committed to afford them an opportunity to realize net asset value as soon as possible, then I believe the board should take action to achieve that end. As you know, I am committed to deliver net asset value quickly and if I am elected as a director, I will do everything in my power to make that happen. I hope you agree that that would be the right thing to do even if it is not the course of action you would prefer.

         I am sorry that you chose not to respond to my offer to explore a negotiated settlement. Only time will tell whether or not that was a wise decision. At this point, it seems that the shareholders have little choice but to wait until February to have their votes counted. Then, it will be up to the board to take its cue from the results of the meeting. Win or lose, I look forward to seeing what the shareholders will do after they have had additional time to evaluate the Fund's repurchase program.

                                     *******

        Vigilant Lawyer Protects MXE Shareholders From Dangerous Postings
                (Posted by Phil on January 06, 2000 at 16:04:50)

Here is a letter I received today complaining about my December 20th posting:

                         Clifford Chance Rogers & Wells

January 3, 2000

Ms. Mary Cole
Division of Investment Management
Securities and Exchange commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: The Mexico Equity and Income Fund, inc.

Dear Ms. Cole:

As we discussed today, I am writing on behalf of the above-referenced Fund to express the Fund's concern that, notwithstanding that there continues to be a proxy contest involving the Fund, Mr. Phil Goldstein, the contesting stockholder of the Fund, has posted the attached letter to an Internet web site (wwwlinkindia.com/icefi/wwwboard/messages/1475html) without having filed the letter as soliciting materials under Rule 14a-6 of the Securities Exchange Act of 1934. As you are aware, Mr. Goldstein is conducting his own proxy solicitation for purposes of obtaining proxies authorizing him to vote in favor of his election as a Director of the Fund and in favor of four additional proposals that he has indicated he intends to make. The Fund's 1999 Annual Meeting of Stockholders was convened on December 3, 1999 and has now been adjourned three times for lack of a quorum. The Meeting will be reconvened on February 4, 2000, with the hope that a quorum will be obtained at that time.

The Fund believes that it is important to bring to the attention of the Staff this blatant violation by Mr. Goldstein of the proxy rules. This is of particular concern to the Fund since Mr. Goldstein's use of the proxy machinery to achieve his personal objectives forces the Fund to incur substantial expenses to the detriment of all of its stockholders. We would, therefore, hope that the Staff would give careful attention to this violation and consider appropriate steps.

Sincerely,
Leonard B. Mackey, Jr.

                                     *******
                              Re: The Devil's Work

Posted by Gwailo on January 09, 2000 at 12:38:23:

The following letter has been sent to Ms. Cole of the SEC staff:

"I am a small individual shareholder in this closed-end fund ("MXE"). I am writing because I think the January 3rd letter to you from Leonard B. Mackey, Jr., Esq., of Clifford Chance Rogers & Wells, counsel for MXE, represents abuse of the legal process.

The incumbent Directors of MXE are battling proxy proposals made by Mr. Philip Goldstein which are designed to give stockholders an opportunity to promptly realize net asset value for all their shares. These proposals appear to have widespread support. Not only have the incumbents adjourned the 1999 shareholders meeting three times - most recently, until next February 4 -- but in addition, MXE's self-tender last Spring, offering to pay only 90% of net asset value and limited to 10% of each shareholder's holdings, was subscribed by 39.2% of the shares. (Indeed, on October 11th, MXE's Board adopted its own value creation repurchase and self-tender program featuring a complexity somewhere between Byzantine and Baroque.)

Counselor Mackey huffs and puffs that Mr. Goldstein violated the proxy rules by posting, on a 3rd party Internet public comment board, a Dec. 20 memo to Mr. Rappaport, MXE's Board Chairman and the President of its Co-Advisor. When I read that memo, I see no request for a proxy, nor any false statements of fact: it just expresses Mr. Goldstein's view that the postponement was inappropriate (an incumbent Director now sits past the expiration of his term) and a willingness to abide by the outcome, win or lose. Rule 14a-6 does not require that everything be prefiled: Counselor Mackey's own incumbents issued a press release at 5:11 P.M. on Dec. 20th announcing the meeting postponement, with no Rule 14a-6 filing.

The Commission currently has its hands full trying to update procedures and policies that are the legacy of the Age of Paper. Internet financial discussions involve free speech as well as antifraud concerns. Section VII of Commissioner Unger's November, 1999 study of On-Line Brokerage explains how such discussion can give individual investors access to useful information they could not have had in the past, while describing the enforcement issues posed by anonymous deceit. There are real problems to be addressed, and requiring the Commission to screen, pre-clear or censor all Internet news releases in proxy contests does not solve them at all.

The concern expressed by the MXE incumbents is not real, but fake. The real abuse here is how Counselor Mackey is wasting the time of the Commission and its staff, is forcing Mr. Goldstein to bear additional legal expenses in self-defense, and is consuming MXE shareholder wealth in the process. Counselor Mackey sanctimoniously urges necessity:

"Mr. Goldstein's use of the proxy machinery to achieve his personal objectives forces the Fund to incur substantial expenses to the detriment of all of its stockholders."

How fitting that those "substantial expenses" inure to the benefit of Counselor Mackey and his firm. One needs legal training to perceive that "giving stockholders an opportunity to promptly realize net asset value for all their shares" is just one man's personal objective. One needs skill in legal argument to see that shareholders should prefer a market price of $8.56 per share to an asset value of $10.30 per share (as of 11/7/00). One needs experience in client relations to discern why redemptions that could shrink the portfolio - and the $375,000 per year sinecure that Mr. Rappaport's firm receives for vaguely worded co-advisory services, "as appropriate" - must be fought with the Fund itself as the arsenal. And one needs practice in legal billing so that every argument or tactic, no matter how meritless, gets charged for, since it is the shareholders' own investment that pays for obstructing their access to the full value of that investment.

There is a sad truth about the legal profession. Many of its members have chosen law because they enjoy bullying others (and being well paid for doing so) under the lofty rhetoric of "zealous client advocacy." It must be especially enjoyable to have a portfolio, an abstract bundle, as a client, for counsel can then pretend that "the Fund believes", "the Fund is concerned", and "the Fund is forced to incur expenses", all in the best interests of the shareholders.

Get real. Pull back the curtain. It's only Counselor Mackey, turning the dials to gin up some fees. Toss the phony complaint letter in the round file, and warn him not to do it again. And if he bills the Fund (i.e. shareholders like me) in response, he'd better watch out for the lawyer jokes. You know, the ones that begin "Lawyer dies and he goes to Hell...."

I appreciate your consideration. Please note: I have no business, financial or family affiliation with Mr. Goldstein or his partnership. I am, however and alas, a lawyer."

'Gwailo ("Well, you know ... idle hands, and all that...")